                       OPERATION AND MAINTENANCE AGREEMENT

                                     BETWEEN

                                   ORMESA, LLC

                                       AND

                                ORMAT NEVADA INC.

                                 ORMESA PROJECTS

                                       USA

                             Operation and Maintenance Agreement - Ormesa Plants

                                       II

                             Operation and Maintenance Agreement - Ormesa Plants

                                   APPENDICES

ANNEX A - List of Geothermal Leases, Rights of Way and Site Licenses

                                       III

                             Operation and Maintenance Agreement - Ormesa Plants

                       OPERATION AND MAINTENANCE AGREEMENT

     This OPERATION AND MAINTENANCE AGREEMENT is made and entered into as of this 15th day of April, 2002, by and between:

     ORMESA LLC, a limited liability company incorporated in the State of
Delaware, USA, with offices at 980 Greg Street, Sparks, Nevada 89431-6039, USA
("Owner")

                                     - and -

     ORMAT NEVADA INC., a corporation incorporated in the State of Delaware,
USA, with offices at 980 Greg Street, Sparks, Nevada 89431-6039, USA
("Operator").

     Each such entity may be individually referred to herein as a "Party" and both such entities may be collectively referred to herein as the "Parties".

     WHEREAS, Owner owns and operates six geothermal power plants, namely Ormesa
I, Ormesa IE and Ormesa IH, of a total aggregate 38MW nominal net capacity;
Ormesa II, of a total nominal net capacity of 18.5MW; and GEM 2 and GEM 3, of a combined nominal net capacity of 34MW;

     WHEREAS, Owner sells electricity produced by the aforementioned power plants to Southern California Edison Company pursuant to certain long term power purchase agreements (specifically, the Power Purchase Agreement between Owner
(as assignee of Ormesa Geothermal, which in turn was the assignee of Ormat
Systems, Inc., which in turn was the assignee of Republic Geothermal, Inc.) and
Southern California Edison Company as of July 18, 1984, as subsequently amended on December 23, 1988 and again on June 19, 2001, and the Power Purchase
Agreement between Owner (as assignee of Ormesa Geothermal II, which in turn was the assignee of Ormat Systems, Inc.) and Southern California Edison Company as
of June

                             Operation and Maintenance Agreement - Ormesa Plants

13, 1984, as subsequently amended on June 19, 2001 (together, the "Power
Purchase Agreements")); and

     WHEREAS, the operation and maintenance of the aforementioned power plants and associated wells will be undertaken by the Operator upon such terms and conditions as agreed between the Operator and Owner;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

SECTION 1 - DEFINITIONS AND RULES OF INTERPRETATION

     1.1 As used in this Agreement the following capitalized terms shall have the meanings set forth below. All references herein to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all amendments and other modifications to such agreements and instruments.

          Affiliate: With respect to any Party hereto, any entity that directly or indirectly: (a) owns or controls such Party, (b) is owned or controlled by such Party, or, (c) is under common ownership or control with such party. For purposes of this definition, "control" shall mean the power to direct the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise. For the purpose of this Agreement, Owner and Operator shall not be deemed to be Affiliates of each other.

          Applicable Law: All U.S. federal and California state laws, rules, regulations, orders and interpretations thereof of any national, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body, in each case to the

                             Operation and Maintenance Agreement - Ormesa Plants

extent the same has jurisdiction over Operator in connection with its performance under this Agreement, or over the Plants or the Wells.

          Authorizations: Any approval, consent, license, permit, authorization or other permissions granted by an authorized governmental authority, in each case to the extent the same has jurisdiction over the Plants or the Wells, including their operation, the transmission or sale of electricity, or the performance of Owner and Operator under this Agreement.

          Bankruptcy: The occurrence of any of the following events: (a) the passing of a resolution by the shareholders of the Owner or of the Operator for the winding up of the Owner or the Operator, as appropriate; (b) the admission in writing by the Owner or the Operator, as appropriate, of its general inability to pay its debts as they become due; (c) the appointment of a provisional manager, trustee or liquidator in a winding up proceeding after notice to the Owner or the Operator, as appropriate, which has not been removed or dismissed within 60 (sixty) days of the date of such appointment; or (d) the making by a court of competent jurisdiction of an order winding up the Owner or the Operator, as appropriate, which has not been stayed or vacated within 60
(sixty) days of the date of such order.

          Confidential Information: Shall have the meaning set forth in Section
15.12.

          Effective Date: April 15, 2002.

          Emergency Management Powers: Shall have the meaning set forth in
Section 2.4.

          Extraordinary Operation Expenses: The extraordinary expenses of operation and maintenance of the Plants and Wells for which Operator shall be reimbursed by Owner, as provided in Section 4.1.2, including the mark-up as provided in Section 4.1.2.

          Force Majeure: Shall have the meaning set forth in Section 6.1.

                             Operation and Maintenance Agreement - Ormesa Plants

          Geothermal Fluid: The geothermal steam (including other gases) and hot brine to be supplied to Operator by Owner.

          Leases: The geothermal resources leases, site licenses and rights of way granted by the Bureau of Land Management of the United States Department of
Interior and held by Owner or Owner's subsidiaries, as further identified in
Annex A attached hereto.

          IID: Imperial Irrigation District.

          Indemnitee: Shall have the meaning set forth in Section 9.3.

          Indemnitor: Shall have the meaning set forth in Section 9.3.

          Injectate: The condensed steam, geothermal brine, cooling tower blow down water or mixture of the above, to be received from Operator by Owner for reinjection.

          Lender(s): Any entity or entities providing construction or permanent debt financing for the Plants, any trustee or agent acting on behalf of any such entity or entities, and any successor or permitted assign of any such entity.

          Major Corrective Maintenance Work: Corrective maintenance work which needs to be performed pursuant to a failure of a major piece of equipment, that was not a result of normal wear and tear, or Operator gross negligence or willful misconduct, provided, however, that the use or replacement of consumables in ordinary amounts is not a Major Corrective Maintenance Work.

          Operation Fee: The fixed fee which Owner shall pay to Operator throughout the Term for operation of the Plants and Wells, as provided in
Section 4.1.1.

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                             Operation and Maintenance Agreement - Ormesa Plants

          Operator's Invoice: A written document provided by Operator to Owner on a monthly basis requesting payment of the Plants Operation Fee, Extraordinary
Operation Expenses and other costs and expenses payable to Operator hereunder.

          Plants: The following geothermal power plants located at East Mesa in
Imperial County, State of California, USA: (i) Ormesa I, Ormesa IE and Ormesa
IH, producing electricity utilizing 50 modular Ormat Energy Converters ("OECs"), employing Ormat's binary technology of a total aggregate 38MW nominal net capacity, (ii) Ormesa II, producing electricity through 20 OECs, employing
Ormat's binary technology, of a total nominal net capacity of 18.5MW, and (iii)
GEM 2 and GEM 3, of a combined nominal net capacity of 34MW, both plants (a)
being of double flash design, (b) including steam turbines and condensers, geothermal fluid separators, geothermal fluid collecting tanks, cooling towers, a brine pond, pumps, pipes and associated control equipment and (c) designed to operate independently and currently configured to each operate at a nominal net output level of 20.5MW, including the associated geothermal and sweet water piping and carrying systems and reinjection pumping stations of all the Plants.

          Plant Connection Agreements: Shall mean the Plant Connection
Agreements for each of the Plants, under which IID interconnects the Plants to
IID's electrical system, accepts the net electrical output at the point of delivery and delivers an equal amount of electric energy to Southern California
Edison Company system at IID/Southern California Edison Company point(s) of interconnection.

          Plants Manager: Operator's representative for the Plants, who shall be
Operator's single point of contact with Owner in respect of this Agreement and shall have the requisite level of skill to supervise the performance of
Operator's services hereunder and is authorized to direct the performance of the
Work by Operator.

          Power Purchase Agreements: Shall have the meaning described in the
Preamble

                             Operation and Maintenance Agreement - Ormesa Plants

of this Agreement.

          Quarterly Operations Report: The quarterly report from Operator to
Owner describing Operator's activities at the Plants and Wells, as described in
Section 2.1.13.

          Term: The period defined in Section 8.1.

          United States Dollars, US Dollars or USD: The lawful currency of the
United States of America.

          Wells: All geothermal and sweet water wells (whether used for production, injection or monitoring) located on land held subject to the Leases.

          Work: Shall mean those specific items which Operator agrees to perform during the Term, as set forth in Section 2.1.

          Year: The period from January 1 to December 31 inclusive, provided, however, that the first Year of the Term shall commence upon the Effective Date, and the last Year of the Term shall end upon the date which is the last day of the Term of this Agreement.

     1.2 Terms defined in a given number, tense or form shall have the corresponding meaning when used in this Agreement with initial capitals in another number, tense or form. Except as otherwise expressly noted, reference to specific Sections, subsections, appendices and exhibits are references to such provisions of or attachments to this Agreement. References containing terms such as "hereof", "herein", "hereto", "hereinafter", and other terms of like import are not limited in applicability to the specific provision within which such references are set forth but instead refer to this Agreement taken as a whole.

     1.3 This Agreement together with the Annexes attached hereto shall be construed as a

                             Operation and Maintenance Agreement - Ormesa Plants

whole, and such Annexes shall be part of this Agreement. In the event of any conflict or inconsistency between the text of Sections 1 through 15 of this
Agreement and any of the Annexes, the text of Sections 1 through 15 hereof shall govern.

SECTION 2 - WORK SCOPE

     2.1 Work

               During the Term, Operator shall perform the following obligations and provide the following work and services:

               2.1.1 Designate or cause to be designated a qualified Plants
Manager, who shall be responsible to supervise and direct the performance of the
Operator hereunder.

               2.1.2 Obtain and maintain the insurance policies set forth in
Section 11.1 hereto.

               2.1.3 At Owner's cost and expense, obtain and maintain all required Authorizations to be maintained by Owner and Operator.

               2.1.4 Directly or indirectly employ and train personnel who will be qualified and experienced to operate and maintain the Plants and Wells and to coordinate operation of the Plants as required under the Power Purchase
Agreements and the Plant Connection Agreements. Operator shall have the right to dismiss any of such personnel, and shall hire suitable replacement personnel.
Operator shall replace any of its personnel to whom

                             Operation and Maintenance Agreement - Ormesa Plants

Owner reasonably objects on grounds of his/her creating a risk of non-performance by Operator of its obligations under this Agreement or otherwise creating a disruption.

               2.1.5 Maintain at the Plants accurate and up-to-date operating logs and records regarding the operation and maintenance of the Plants, which shall detail, among other things, power output, other operating data, repairs performed and status of equipment as well as any information that may be reasonably required by Owner.

               2.1.6 Implement and regularly update an equipment repair and preventive maintenance program that meets the specifications of the equipment manufacturers and operation and maintenance manuals.

               2.1.7 Act in accordance with Owner's or Owner's designated experts' specific instructions (including but not limited to drilling programs specifying Well location, casing to be used, depth to be drilled, drilling rig standards, amount of materials required and standards for completion) with respect to the geothermal and steam field and the drilling of new Wells, and clean out, redrilling and reworking of existing Wells, and provide all technical support and other services reasonable and necessary for operation and maintenance of the Plants and Wells.

               2.1.8 Provide reasonable safety and security measures for the
Plants and Wells and the Plants' and Wells' sites, including any necessary or desirable special safety gear for personnel.

               2.1.9 Recommend modifications, capital repairs, replacements and improvements for the Plants.

               2.1.10 Coordinate and implement all manufacturers' requirements for plant equipment operation and diligently pursue warranty claims.

                             Operation and Maintenance Agreement - Ormesa Plants

               2.1.11 Endeavor to maintain good community relations.

               2.1.12 Produce Plant data in the proper formats that are
necessary for reporting to any authorized US governmental authority for purposes of obtaining and maintaining Authorizations, including regarding reporting requirements under applicable environmental compliance Authorizations.

               2.1.13 Provide written Quarterly Operations Reports to Owner, which include: (i) technical performance of the Plants and Wells, including production, (ii) an accident incident report, (iii) safety and environmental compliance status, (iv) equipment operational status, (v) a summary of all major maintenance performed in the preceding quarter and that planned for the coming quarter, including a summary of Major Corrective Maintenance Work performed in the preceding quarter, and (vi) any other known conditions which may adversely affect the technical or financial performance of the Plants and Wells.

               2.1.14 Prepare and submit to Owner at least 60 (sixty) days prior to the commencement of each Year of the Term, a proposed operating plan and budget for the next Year.

                    The proposed operating plan and budget shall describe
anticipated Extraordinary Operation Expenses, including a monthly breakdown of the same. The proposed operating plan and budget shall be subject to Owner's review, comments and approval within 30 (thirty) days after receiving the proposed plan and budget. Without limiting the foregoing, Owner shall have the right to require changes to such proposed plan and budget only to the extent it is not in accordance with prudent operating practice and manufacturers' and systems' designers' specifications. Owner's approval or failure to approve the proposed budget shall not derogate from Operator's obligations under this
Agreement.

                             Operation and Maintenance Agreement - Ormesa Plants

                    If, upon the commencement of any Year any dispute of the
proposed plan and budget remains unresolved, a stand-by plan and budget in an amount equivalent to the previous Year's plan and budget plus 3% (three percent)
shall be applied to the upcoming Year, pending resolution of the proposed dispute. Upon resolution of the dispute, retroactive adjustments will be made to reflect the implementation of the final plan and budget as of the beginning of the relevant Year.

               2.1.15 Keep and maintain complete and accurate records of any costs and expenses incurred (including in connection with the drilling of Wells)
which are to be reimbursed by Owner in accordance with sound and generally accepted accounting principles consistently applied. Owner, at its cost and expense, shall have access to all such records for examination, copying and audit as reasonably requested from time to time.

               2.1.16 Accept the Geothermal Fluid and sweet water supplied by
Owner in accordance with Section 3.1.7, and provide Injectate of the Plants to
Owner at the uppermost wellhead master flange of each injection Well.

               2.1.17 Except as otherwise provided herein, fulfill all
administrative functions and requirements in connection with running the Plants and Wells including, without limitation, those required under relevant law, the
Power Purchase Agreements and the Plant Connection Agreements.

     2.2 Standard of Care

          Operator shall perform the Work in a prudent and efficient manner and in accordance with (i) prudent operating practice, including Owner instructions of complying standard, (ii) manufacturers' and systems designers' specifications and operation and maintenance manuals, (iii) Applicable Law in effect at the time of Operator's performance, (iv) the relevant Authorizations, and (v) the requirements of the Power Purchase Agreements, the

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                             Operation and Maintenance Agreement - Ormesa Plants

Plant Connection Agreements and this Agreement. In addition, Operator shall perform the Work so as to (a) ensure that the Plants and Wells shall be kept in good condition, ordinary wear and tear excepted, and (b) operate the Plants and
Wells in such a manner that they shall comply with all safety and other requirements of insurance policies in effect with respect to the Plants and
Wells. Operator shall use reasonable and practical efforts (x) to maximize
Plants' energy and capacity output, (y) to minimize Plants' downtime, and (z) to keep in full force and effect any warranties with respect to the Plants.

     2.3  Results of Operator Non Compliance

          If Owner directs Operator to correct Work due to non-compliance with any of the standards set forth in Section 2.2 above, and Operator fails to comply in a timely manner despite Owner notice and a reasonable cure period,
Owner shall be entitled to correct the noncompliance defect and offset the reasonable, incurred direct cost from fees payable to Operator under this
Agreement.

     2.4  Major Corrective Maintenance Work

          As soon as the need for Major Corrective Maintenance Work arises,
Operator shall submit to Owner a request to approve a Major Corrective
Maintenance Work. The request will provide Owner with details of the failure, method of repair, cost estimate and time estimate of the repair work. Upon approval of Owner, Operator will carry out the actions necessary to correct the failure. Operator, at its own expense, shall make or cause to be made all repairs caused by its gross negligence or willful misconduct or failure to comply with its obligations under this Agreement.

          If Owner does not reply or raise reasonable objections to Operator's request for a Major Corrective Maintenance Work within 10 (ten) days from the time of the transmittal of such request, Operator shall perform such Major
Corrective Maintenance Work as Operator

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                             Operation and Maintenance Agreement - Ormesa Plants

reasonably determines is necessary in accordance with prudent operating practice, at Owner's expense as provided in Section 4.1.2.

          Notwithstanding the foregoing, the performance by Operator of Major
Corrective Maintenance Work, the cost of which is less than $10,000 (Ten
Thousand United States Dollars) per event, shall not require prior approval of
Owner.

     2.5  Emergency Management Powers

          Operator shall exercise emergency management powers in respect of any aspect of the operation and maintenance of the Plants and Wells to take such action as a prudent Operator or Owner of the Plants and Wells would normally take in the circumstances (the "Emergency Management Powers"); and such action shall not require prior approval of Owner, provided that (i) Operator reasonably believes that immediate action is necessary to safeguard life or property or to prevent or minimize an interruption in the production of electric energy by the
Plants or the performance of the Wells, and (ii) Operator is unable due to events beyond its control or, acting reasonably, determines that it is impractical to obtain Owner's prior written approval for the performance of a
Major Corrective Maintenance Work, as the case may be. Upon the exercise of the
Emergency Management Powers, Operator shall forthwith notify Owner in writing of the nature of the Emergency Management Powers exercised by it, and the reasons for exercising the Emergency Management Powers.

SECTION 3 - RESPONSIBILITIES AND RIGHTS OF OWNER

     3.1  Owner's Responsibilities

          At all times throughout the Term, Owner shall be responsible for the following activities, each to be at Owner's expense unless otherwise expressly provided herein.

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                             Operation and Maintenance Agreement - Ormesa Plants

          3.1.1 Make payments to Operator in accordance with Sections 4 and 5 of this Agreement, and pay (or, as the case may be, reimburse Operator for) on a timely basis, in addition to other costs and expenses payable or refundable by
Owner hereunder, (i) all utility costs payable to IID, including, without limitation, costs and fees associated with the supply of canal water and sweet water, demand charge services, wheeling, and scheduling of electricity, and (ii)
all costs and expenses in connection with obtaining, renewing and keeping in force (a) the Authorizations and (b) the insurance coverage contemplated in
Section 11.1.1.3.

          3.1.2 Arrange for the sale of power generated by the Plants and for the billing and collection of revenues therefrom.

          3.1.3 Provide Operator free access to, and usage of, the Plants and
Wells on a continuing and uninterrupted basis and furnish such offices, storage and maintenance facilities as are in Owner's possession at the Effective Date and as may be subsequently acquired by Owner for this purpose during the Term.
Where necessary, office space at the Plants shall be provided for Owner representative's use.

          3.1.4 Provide all drawings, specifications, diagrams and other information Owner received from its consultants, suppliers or subcontractors or which are otherwise in its possession regarding the design and construction of the Plants and Wells required for the operation and maintenance of the Plants and Wells.

          3.1.5 Provide such assistance as Operator may reasonably require in connection with obtaining, renewing and keeping in force the Authorizations.

          3.1.6 Maintain or cause its subsidiaries to maintain in effect (and pay on a timely basis all rents, royalties, costs, expenses and monies owing to the Bureau of Land Management and/or the Minerals Management Service of the
United States Department of the

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                             Operation and Maintenance Agreement - Ormesa Plants

Interior, under or in connection with) all real property ownership, site licenses, easements, rights of way, rights to the geothermal reservoir, wells and fluid usage and exploitation rights and associated project assets, including, without limitation, the Leases, all as necessary for continuous operation of the Plants and Wells, and provide or cause its subsidiaries to provide full, continuous and uninterrupted access and usage rights to Operator of the same.

          3.1.7 Provide Operator all available Geothermal Fluid at the discharge flange of the production pump of each geothermal production Well and, where sufficient canal water is unavailable, provide Operator all available sweet water at the discharge flange of the production pump of each sweet water production Well, and accept all Injectate of the Plants at the uppermost wellhead master flange of each injection Well and reinject such Injectate in accordance with Applicable Law.

          3.1.8 The Parties recognize that electricity for operation of the
Plants' auxiliaries is supplied by the Plants. If Owner decides to supply such electricity from an alternative source, such as the IID, Owner shall bear all costs and expenses associated with such purchase and supply.

          3.1.9 Supply, or arrange for the supply of, canal water, demand charge services, wheeling and services for the scheduling of electricity throughout the
Term, as required by Operator for the performance of its obligations hereunder.

          3.1.10 Review in accordance with the periods specified herein, and if not specified, in a timely fashion, and not unreasonably withhold its approval of all items submitted by Operator to Owner for approval.

          3.1.11 Owner shall be responsible to ensure that all transmission facilities for the Plants are maintained for the interconnection of the Plants at the points of interconnection described in the Plant Connection Agreements throughout the Term so that they will be sufficient

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                             Operation and Maintenance Agreement - Ormesa Plants

for the testing and operation of the Plants, as required under the Power
Purchase Agreements.

          3.1.12 Provide Operator with the tools, equipment, vehicles, initial stock of spare parts, consumables and other items available on the date hereof.

          3.1.13 Designate an Owner representative who shall act as a single point of contact with Operator in all matters in respect of this Agreement on behalf of Owner. Owner shall, or shall cause its designated expert to, issue specific instructions (which at Operator's request, shall be in writing) with respect to the geothermal and steam field associated with the Plants, including with regard to the drilling of new Wells, and clean out, redrilling and reworking of existing Wells.

          3.1.14 Diligently enforce and refrain from waiver of any of its rights under the Power Purchase Agreements and the Plant Connection Agreements, and
diligently pursue any claims to which it is entitled under the Power Purchase
Agreements and the Plant Connection Agreements.

          3.1.15 Owner shall perform and shall ensure that its contractors and subcontractors perform all of their works at the Plants and Wells sites, in such a manner as to minimize any interference with the Operator's activities hereunder.

          3.1.16 Pay on a timely basis all costs, fees, expenses and monies owing to IID, the Bureau of Land Management of the United States Department of
the Interior, the Minerals Management Service of the United States Department of
the Interior and/or any other authorized governmental authority, under or in connection with any bonds, sureties and/or guarantees of Owner.

     3.2  Results of Owner Non Compliance under Section 3.1

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                             Operation and Maintenance Agreement - Ormesa Plants

          If Owner does not completely perform any or all of its obligations described in Section 3.1 above, in addition to any other payments owed under this Agreement, Operator shall be entitled to the payment by Owner to it of all
Operator's reasonable additional costs and expenses as well as any extension of time reasonably required by Operator under this Agreement as a result of such failure to fully perform by Owner (or its representatives, other subcontractors or suppliers).

     3.3  Approval of Operator's Plants Manager and Replacement of Owner's
          Representative

          Owner shall have the right to approve the Plants Manager designated or replaced by Operator. Such approval will not be unjustifiably withheld. Owner shall have the right to require Operator to replace the Plants Manager, upon reasonable notice. All costs associated with the replacement of the Plants
Manager shall be at Owner's account, unless replaced for justifiable cause.

SECTION 4 - PAYMENTS

     4.1  Payment Obligations

          In addition to other payment obligations provided in this Agreement,
Owner shall be responsible for all of the following main payment obligations:
Operation Fee and Extraordinary Operation Expenses.

          4.1.1 Operation Fee

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                             Operation and Maintenance Agreement - Ormesa Plants

               Commencing on the day of execution of this Agreement and
throughout the Term, Owner shall pay to Operator a fixed monthly fee of $830,000
(Eight Hundred Thirty Thousand Five Hundred USD), subject to adjustment based on the Consumer Price Index, Urban Consumers - West (CPI-U, West) on January 1 of
each Year, which shall cover all costs associated with the ordinary maintenance of the Plants (the "Plants Operation Fee"). The Plants Operation Fee shall include, but not be limited to, the cost of labor, parts, consumables and fees and costs of subcontractors, provided, however, that the payment of the above fee shall not cover and shall be in addition to additional payments to Operator and costs at Owner's additional expense with regard to: (a) Extraordinary
Operation Expenses, (b) costs and expenses caused to Operator as a result of
Owner non-compliance with any of its obligations described in Sections 3 or 7,
(c) all costs and expenses of Owner in connection with the performance of any of its obligations under this Agreement, (d) all Operator costs and losses for which Owner is responsible under Section 3.2, and (e) any other costs, reimbursement obligations, expenses, losses, or damages and any taxes, duties, levies or fees which are expressly described in this Agreement as an Owner obligation (including, without limitation, those described in Section 3.1.1), all of which shall be at Owner's additional expense. At Operator's written request, the Parties shall renegotiate in good faith the Operation Fee for every
5 (five) year period, so as to reflect as nearly as possible the economic factors that were the basis for the calculation of the initial Operation Fee and other factors and circumstances justifying the adjustment of the same. If Owner does not accept Operator's proposal for adjustment of the Operation Fee within
15 (fifteen) days of the date of such request, Operator shall be entitled to terminate this Agreement upon written notice to Owner, and the results of such termination shall be as described in Section 8.4.

          4.1.2 Extraordinary Operation Expenses

               Owner shall reimburse Operator the actual cost and expenses plus a 10% (ten percent) mark-up for the following items:

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                             Operation and Maintenance Agreement - Ormesa Plants

                    A. All Major Corrective Maintenance Work to the Plant(s)
(labor, parts and materials).

                    B. Any modification, addition or deletion to the Plant(s)
equipment (other than routine replacement of parts and consumables) performed with prior approval by the Owner, and which was not a result of Operator gross negligence, willful misconduct, or Operator failure to comply with its obligations under this Agreement.

                    C. Any cost incurred as a result of any change in Applicable
Law enacted or promulgated after the Effective Date, other than with respect to taxes described in Section 4.1.3(i)(A); any change in the Authorizations after the Effective Date; change to the Power Purchase Agreements or the Plant
Connection Agreements after the Effective Date; or in its exercise of Emergency
Management Powers which was not a result of Operator gross negligence, willful misconduct, or Operator failure to comply with its obligations under this
Agreement.

                    D. Any cost caused to Operator with respect to environmental responsibilities of Owner under Section 7.1 hereto.

                    E. Works in connection with the Wells, including, without
limitation, labor, materials, supplies, consumables, technical, professional and other services associated with production pumps and motors and chemicals used for Wells and pump scale inhibitors, and clean out, redrilling, reworking and drilling of new Wells to be performed under Owner's or Owner designated expert's specific instructions (including drilling programs specifying well location, casing to be used, depth to be drilled, drilling rig standards, amount of materials required and standards for completion), to be issued in writing at
Operator's request. Notwithstanding anything to the contrary herein, Operator shall have no liability for the effect of such works on the production capability of the Plants, the geothermal reservoir, the Wells or the composition of the Geothermal Fluid, and Owner shall be exclusively responsible and liable for

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                             Operation and Maintenance Agreement - Ormesa Plants

the results of Owner's or Owner designated expert's specific instructions in connection with clean out, redrilling, reworking and drilling of new Wells.

          4.1.3 Taxes

               (i) Operator shall be liable for, and shall not receive any payment from Owner in excess of Owner's other payment obligations hereunder in connection with (A) any taxes imposed on Operator or its subcontractors with respect to or based upon the net income, revenues or profits of Operator or its subcontractors (other than sales or use tax, if applicable, for which tax Owner is responsible under this Agreement), (B) any taxes or contributions in the nature of workman's compensation or social security benefits based upon or relating to the employment of workers by Operator or any subcontractor, and (C)
any US sales, use, excise, value added, goods and services tax, and US import duties, customs duties and port lease expenses, if any, with respect to services, equipment, goods and materials which Operator acquires or imports in connection with those items included in and covered by the Plants Operation Fee.

               (ii) Owner shall be liable for, and in addition to its other payment obligations under this Agreement, shall pay (or in the case of (C)
below, reimburse Operator, where applicable) (A) any US real estate taxes or other US ad valorem, ownership or property related taxes on the Plants and Wells sites, (B) any taxes imposed on Owner or its contractors or subcontractors
(other than Operator and Operator's subcontractors) with respect to or based upon the net income, revenues or profits of Owner or such other contractor or subcontractors, (C) any US sales, use, excise, value added, and goods and services tax, if any, in connection with or in respect of any amount payable to
Operator under this Agreement, and (D) any US withholding tax, sales, use, excise, value added, goods and services tax, and US import duties, customs duties and port lease expenses, if any, assessed in connection with any item acquired or imported with respect to the Plants, unless such tax, duty, expense or contribution is expressly described as an Operator obligation under clause
(i)(C) above.

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                             Operation and Maintenance Agreement - Ormesa Plants

               (iii) Owner shall promptly reimburse Operator upon demand for all amounts actually paid by Operator for which Owner is liable pursuant to clause
(ii) above. Without limiting Owner's reimbursement obligation in the foregoing sentence, Operator shall administer and pay all taxes, duties and contributions described in clause (ii) imposed by any taxing authority, and shall furnish to the appropriate taxing authorities all required information and reports in connection with such taxes, duties and contributions and promptly furnish copies of all such information and reports to Owner. Owner shall use all reasonable efforts to cause its general manager and administrative management team to cooperate fully with Operator in connection with the matters described in this clause (iii).

SECTION 5 - BILLING

     5.1 Within 15 (fifteen) days of the end of each month, Operator shall submit an Operator's Invoice to Owner. Each Operator's Invoice shall contain a statement of all amounts due to Operator for the Operation Fee, for all
Extraordinary Operation Expenses incurred during the previous month, and for any other fees, costs or expenses owed by Owner to Operator under this Agreement.
Payment of the Operator's Invoice shall be due 15 (fifteen) days after the receipt by Owner of said invoice.

     5.2 In the event that Owner disputes the amount of an Operator's Invoice,
Owner shall render payment for the undisputed portion of such Operator's Invoice when such payment would otherwise be due under this Section 5. In the event that
Owner fails to pay the Invoice in full within the period described in Section
5.1 above, and any portion of disputed amounts are determined to be due and owing to Operator, without derogating from Operator's other rights under this
Agreement or under law, Owner shall pay to Operator, in addition to such unpaid or disputed amounts, interest for amounts determined to be owed at a rate per annum equal to the Prime Rate plus 2 1/2% (two and one half percent) from the date such amounts were due until paid

                                       20

                             Operation and Maintenance Agreement - Ormesa Plants

in full. With respect to disputed invoiced amounts or payments, the Party disputing either the Operator's Invoice or the payment of any such amount shall notify in writing the other Party within 7 (seven) days of receipt of the disputed Operator's Invoice or payment stating the reason for such dispute and such dispute shall be settled by the respective representatives of the Parties within 60 (sixty) days from the date of the notice or as provided in Section
15.1.

     5.3 Each monthly invoice shall, in its accounting of the previous month's
Extraordinary Operation Expenses incurred, set forth the description, price and quantity of goods, property or services delivered or rendered. Operator's
Invoices shall be delivered to Owner at the address specified in Section 15.7.

          All payments due to Operator in response to written invoices presented by the Operator shall be paid in United States Dollars. Payment shall be made by wire transfer in immediately available funds on or before the date due to the bank account whose details shall be determined by Operator and notified to
Owner.

SECTION 6 - FORCE MAJEURE

     6.1 No failure or omission to carry out or observe any of the terms, provisions, or conditions of this Agreement (other than the obligation to pay money) shall give rise to any claim by any Party against any other Party hereto, or be deemed to be a breach or default of this Agreement if the same shall be caused by or arise out of any event or circumstances beyond the reasonable control (directly or indirectly) of the Party whose performance Force Majeure has affected including, but not limited to, any war, declared or not, invasion, armed conflict or act of foreign enemy, blockade, embargo, revolution, insurrection, riot, civil commotion, act of terrorism, or sabotage provided that any such event occurs within or directly involves the US or any other country from which machinery, equipment and material for the Plants and/or Wells are procured or transported through, an act of God, including but not limited to lightning, fire,

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                             Operation and Maintenance Agreement - Ormesa Plants

earthquakes, volcanic activity, floods, storms, cyclones, typhoons, or tornadoes, epidemics or plagues, explosions or chemical contamination (other than resulting from an act of war), labour disputes including strikes, or go-slows or lockouts that extend beyond the Plants and/or Wells or are widespread or nationwide, change in Applicable Law, or any other event, matter or thing, wherever occurring, to the extent that such event or circumstances or its effects cannot be prevented, avoided or removed by such Party while exercising that degree of skill, diligence, prudence and foresight which could reasonably be expected from the Party affected thereby in the same of similar circumstances, each of the foregoing events, matters or things being called
"Force Majeure" in this Agreement.

     6.2 If either Party has been rendered wholly or partly unable to perform its obligations, (other than the obligation to make payments) because of an event of Force Majeure, the affected Party shall be excused from performance of its obligations to the extent that such performance is prevented by the Force
Majeure, andshall consult with the other Party with respect to its plans to mitigate or limit the effect of such event, and shall take such actions as are reasonable under the circumstances.

     6.3 If an event of Force Majeure continues for a period of more than 180
(one hundred eighty) days, Owner may terminate this Agreement by providing 30
(thirty) days written notice of such termination to Operator; provided that such
30 (thirty) day notice period shall run concurrently with such 180 (one hundred eighty) day period. The results of such termination shall be as described in
Section 8.4.

SECTION 7 - ENVIRONMENTAL RESPONSIBILITIES

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                             Operation and Maintenance Agreement - Ormesa Plants

     7.1  Environmental Responsibilities of Owner

          In addition to its other payment obligations under this Agreement,
Owner shall be responsible for all costs (including, without limitation, penalties) associated with any clean-up, removal, response or remediation of any and all contamination required under Applicable Law, except to the extent such contamination arises out of or results from the gross negligence or willful misconduct of Operator or any of its subcontractors, vendors, representatives, agents or employees in the performance of Operator's obligations hereunder.

          Owner shall, in accordance with the procedures in Section 9.3, indemnify and hold harmless Operator, its officers, employees, agents, contractors, vendors representatives and Affiliates, from and against any and all Damages (as that term is defined in Section 9.1) arising out of or resulting from (a) any matter for which Owner is responsible pursuant to this Section 7, or (b) any contamination occurring on or off the Plants or Wells sites attributable to any materials that arise out of, result from or relate to (i)
the use or occupancy of, or entry or re-entry on, the Plants or Wells or the
Plants or Wells sites (whether before, during or after the Term of this
Agreement) by Owner, and its respective officers, employees, agents, contractors, vendors, or representatives (other than Operator and its contractors, vendors, representatives and employees), (ii) any other acts or omissions of Owner, and its respective officers, employees, agents, contractors, vendors, or representatives (other than Operator and its contractors, vendors, representatives and employees), at the Plants or Wells or the Plants or Wells sites, other than gross negligence or willful misconduct of Operator or of any of its subcontractors, vendors, representatives, agents or employees.

     7.2  Environmental Responsibilities of Operator

          Operator shall be responsible for the clean-up of, and all costs associated with the removal, response or remediation of, any and all contamination to the extent that such

                                       23

                             Operation and Maintenance Agreement - Ormesa Plants

contamination arises out of or results from the gross negligence or willful misconduct of Operator or any of its subcontractors, vendors, representatives, agents or employees in the performance of Operator's obligations hereunder.

          Operator shall, in accordance with the procedures in Section 9.3, indemnify and hold harmless Owner, its officers, employees, agents, contractors, vendors, representatives, and Lenders, from and against any and all Damages (as that term is defined in Section 9.1) arising out of, resulting from any matter for which Operator is responsible pursuant to this Section 7.2.

     7.3  Notice of Remediation: Termination

          7.3.1 If Operator discovers contamination or any other condition of the Plants or Wells that (a) violates or could result in a violation of any material relevant environmental provision of Applicable Law, or (b) is the responsibility of Owner under Section 7.1, Operator shall promptly notify Owner thereof.

               (i) Upon receipt of a notice pursuant to Section 7.3.1, Owner shall commence and diligently prosecute remediation of the Plants and Wells and the Plants and Wells sites to the extent necessary to enable operations to resume or continue and to correct all violations of Applicable Law.

               (ii) To avoid any doubt, any remediation hereunder shall be at
Owner's sole cost and expense, unless Operator's or any of its subcontractors, vendors, representatives, agents or employees' gross negligence or willful misconduct was the cause of the condition requiring remediation.

          7.3.2 If Operator discovers contamination or any other violation of any relevant environmental provision of Applicable Law at or associated with the
Plants or Wells that could in any way impede, burden or adversely affect
Operator's operation or maintenance of the Plants

                                       24

                             Operation and Maintenance Agreement - Ormesa Plants

or Wells or that increases the cost of such operation or maintenance, such increase shall be included as an Extraordinary Operation Expense, except to the extent such condition was caused by the gross negligence or willful misconduct of Operator or any of its subcontractors, vendors, representatives, agents or employees.

SECTION 8 - TERM AND TERMINATION

     8.1  Term

          This Agreement will be binding upon the Parties on the Effective Date, and shall remain binding until the expiration or termination of both Power
Purchase Agreements, unless terminated earlier in accordance with Section 6.3 or this Section 8.

     8.2  Termination by Owner

          8.2.1 Owner may terminate this Agreement prior to the expiration of its Term in any of the following circumstances with prior written notice, provided, however, that the notice and cure period shall be (a) 30 (thirty) days in the case of a failure by Operator to perform any material obligation hereunder, unless Operator has cured such failure during the notice period or has initiated and is diligently pursuing the cure of such breach and thereafter continues to diligently pursue such cure and such cure is effected within 180
(one hundred eighty) days from the receipt of such notice by Operator, and (b)
no prior notice shall be required in the case of termination due to the
Bankruptcy, insolvency or dissolution of Operator.

          8.2.2 If specifically requested by Owner, Operator shall use all reasonable efforts to continue performing its obligations under the Agreement upon termination by Owner through the applicable notice and cure period described in Section 8.2.1 above. Owner will continue to reimburse and compensate Operator for the Operation Fee and Extraordinary

                                       25

                             Operation and Maintenance Agreement - Ormesa Plants

Operation Expenses in accordance with this Agreement to the extent Operator continues to perform. In addition, at Owner's specific request, Operator shall assign any and all subcontracts it has entered into relating to the Work and whose provisions permit such assignment to Owner upon termination by Owner in accordance with Section 8.2.1.

          8.2.3 If the Operator ceases all or a substantial part of the operations and maintenance activities at the Plants for more than 10 (ten)
consecutive days for any reason, and Owner or another operator is capable of properly conducting operation and maintenance activities in accordance with the requirements set forth in Section 2.2 of this Agreement, Owner may, at its own risk, perform or cause the performance of such operation and maintenance of the
Plants until such time as Operator is able to reliably resume the operation and maintenance of the Plants. All costs incurred by Owner in temporarily conducting the operation and maintenance as aforesaid may be offset against any amounts due to Operator, provided, however that where Operator cessation of activities is due to Force Majeure or Owner non-performance of any of its obligations hereunder, Owner shall bear such costs.

     8.3  Termination by Operator

          Operator may terminate this Agreement prior to the expiration of its
Term in any of the following circumstances:

          8.3.1 Upon the Bankruptcy, insolvency or dissolution of Owner;

          8.3.2 Upon written notice to Owner if there is a failure by Owner to pay when due any amounts owed to Operator.

          8.3.3 Upon 30 (thirty) days written notice to Owner if there is a failure or a delay by Owner to completely perform any or all of its obligations under Section 3.1 and such failure(s) or delay(s) render it impossible or highly impractical for Owner to perform its

                                       26

                             Operation and Maintenance Agreement - Ormesa Plants

obligations hereunder for 180 (one hundred eighty) days in the aggregate, unless
Owner has cured such breach during the notice period.

          8.3.4 Upon written notice to Owner, as provided in Section 4.1.1 hereof.

     8.4  Results of Termination

          In the case of termination pursuant to Sections 6.3 or 8.3, Owner shall pay Operator (i) the Operation Fee due and all Extraordinary Operation
Expenses accrued by Operator as well as all other sums due as of the date of the termination, and (ii) any reasonable costs attributable to termination of the
Agreement, including without limitation, costs of demobilization and cancellation charges owed to third parties.

          In the case of termination pursuant to Section 8.2, Owner will pay
Operator the amounts described in clause (i) above, and Owner shall not be obligated to pay the amounts described in clause (ii) above or any other termination fee or other compensation. Except to the extent that obligations by their terms expressly survive termination, or arose prior to the date of termination, or as a result of termination, or as provided in the preceding sentence, neither party shall have any additional liability to the other as a result of or following termination.

SECTION 9 - INDEMNIFICATION

     9.1  Indemnity by Operator

          Operator shall fully indemnify, save harmless and defend Owner,
Lenders, each of their subsidiaries and Affiliates, and the directors, officers, shareholders, agents, employees, successors and assigns of each of them (the
"Owner Indemnified Parties"), from and against any and all liability arising from third party claims, suits, losses, costs, damages, injuries, liabilities,

                                       27

                             Operation and Maintenance Agreement - Ormesa Plants

demands, penalties, interest and causes of action, including without limitation reasonable attorney's fees, (collectively, the "Damages"), arising out of, resulting from, or related to this Agreement, including without limitation any damage to or destruction of property, or death of or bodily injury to, any person (whether they are employees of the Owner Indemnified Parties, Operator or any subcontractor, or are persons unaffiliated with the Plants and/or Wells) to the extent caused by Operator's gross negligence or willful misconduct, if the claim or cause of action has arisen prior to the termination, expiration or completion of this Agreement or within 3 (three) years thereafter. It is expressly agreed that where the Owner Indemnified Parties are contributorily negligent, such contributory negligence will not preclude recovery under the preceding sentence, but Operator's indemnity will not include Damages to the extent caused by such contributory negligence. Operator's aforesaid indemnity is for the exclusive benefit of the Owner Indemnified Parties and in no event shall inure to the benefit of any other party.

     9.2  Indemnity by Owner

          Owner shall fully indemnify, save harmless and defend Operator, its subcontractors, each of their subsidiaries and Affiliates, and the directors, officers, shareholders, agents, employees, successors and assigns of each of them (the "Operator Indemnified Parties"), from and against any and all Damages, arising out of, resulting from, or related to this Agreement, including without limitation any damage to or destruction of property of, or death of or bodily injury to, any person (whether they are employees of the Operator Indemnified
Parties, Operator or any subcontractor, or are persons unaffiliated with the
Plants and/or Wells) to the extent the Damages are not included in the Operator indemnification obligation under Section 9.1 above, if the claim or cause of action has arisen prior to the termination, expiration or completion of this
Agreement or within 3 (three) years thereafter. It is expressly agreed that where the Operator Indemnified Parties are contributorily grossly negligent, such contributory gross negligence will not preclude recovery under the preceding sentence, but Owner's indemnity will not include Damages to the extent caused by such contributory gross negligence. Owner's aforesaid indemnity is for the exclusive benefit of the Operator Indemnified Parties and in no

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                             Operation and Maintenance Agreement - Ormesa Plants

event shall inure to the benefit of any other party.

     9.3  Notice

          The party seeking indemnity is hereinafter referred to as the
"Indemnitee" and the party against whom indemnity is sought is hereinafter referred to as the "Indemnitor". An Indemnitee shall, within 10 (ten) business days of the receipt of notice of the commencement of any legal action or of any claims against such Indemnitee in respect of which indemnification will be sought, notify Indemnitor in writing thereof. Failure of the Indemnitee to give such notice will reduce the liability of Indemnitor by the amount of damages attributable to the failure of the Indemnitee to give such notice to Indemnitor but the failure to so notify shall not relieve Indemnitor from any liability which it may have to such Indemnitee under the indemnity agreements contained in this Section 9 or otherwise. In case any such claim or legal action shall be made or brought against an Indemnitee and such Indemnitee shall notify
Indemnitor thereof, Indemnitor may, or if so requested by such Indemnitee shall, assume the defense thereof, with a reservation of rights, with counsel reasonably satisfactory to such Indemnitee, and after notice from Indemnitor to such Indemnitee of an election to assume the defense thereof and approval by the
Indemnitee of such counsel, will not be liable to such Indemnitee under this
Section 9 for any legal fees and expenses subsequently incurred by such
Indemnitee in connection with the defense thereof. No Indemnitee shall settle any indemnified claim over which Indemnitor has not been afforded the opportunity to assume the defense without Indemnitor's approval, which approval shall not be unreasonably withheld. Indemnitor shall control the settlement of all claims over which it has assumed the defense; provided, however, that
Indemnitor shall not conclude any settlement which requires any action or forbearance from action by Indemnitee or any of its Affiliates without the prior approval of Indemnitee. The Indemnitee shall provide reasonable assistance to
Indemnitor at Indemnitor's expense in connection with such legal action or claim. If Indemnitor shall not have employed counsel to conduct the defense of any such claim or action within a reasonable time after notice of assertion of such claim or of commencement of such action, legal and other expenses, including the expenses of separate counsel, incurred by such

                                       29

                             Operation and Maintenance Agreement - Ormesa Plants

Indemnitee shall be borne by Indemnitor. In all cases the Indemnitee shall have the right to participate in and be represented by counsel of its own choice and at its own expense in any such legal action or with respect to any claim and the
Indemnitee shall have the right to be represented by separate counsel at the expense of the Indemnitor if the named parties to such action include both such
Indemnitee and the Indemnitor and the claims or defenses which Indemnitee chooses to assert are conflicting or inconsistent with the claims or defenses that Indemnitor chooses to assert.

     9.4  Employees

          Neither Party nor its directors, officers, employees, agents,
Affiliates or representatives, nor any independent subcontractors engaged by it in connection with the performance of this Agreement, shall be deemed an employee of the other Party. Neither Party shall bring any claim against the other Party or its directors, officers, Affiliates, agent, representatives, employees or independent subcontractors with respect to any liability for compensation under an applicable statue or any applicable governmental rule for
Worker's Compensation, if applicable, and/or employer's liability claims of employees.

     9.5  Net Amount

          In the event that an Indemnifying Party is obligated to indemnify and hold any Indemnified Party harmless under this Section, the amount owing to the
Indemnified Party shall be the amount of such indemnified Party's actual out-of-pocket loss, net of any insurance or other recovery.

SECTION 10 - LIMITATION OF LIABILITY

     10.1 In no event shall either Party be liable for indirect, special, consequential,

                                       30

                             Operation and Maintenance Agreement - Ormesa Plants

exemplary or incidental damages, nor for loss of anticipated profits or revenues or for loss or use of any equipment, installation system, operation or service into which goods or parts may be put, or with respect to which any Work may be performed by Operator, cost of capital, cost of substitute equipment, facilities, services or replacement power, downtime cost or claims of Owner's customers regardless of form of action, whether as a result of breach of contract, warranty, guarantee, indemnity, or tort, including negligence and strict liability. This limitation on liability shall apply to any liability for default under or in connection with the goods, parts or services delivered hereunder, whether based on warranty, failure of, or delay in delivery or otherwise.

     10.2 In no event shall Operator's aggregate liability under, in connection with or arising from, this Agreement, whether regarding any indemnification, environmental responsibility or otherwise, exceed the sum of $5,000,000 (Five
Million United States Dollars).

SECTION 11 - INSURANCE

     11.1 Operator's Coverages

          11.1.1 Operator shall provide or obtain and maintain in force through the term of this Agreement, the following insurance coverages:

               11.1.1.1 Workmen's Compensation

                    At Operator's cost and expense, workmen's compensation
insurance, disability benefit and other similar employee benefit acts in amounts required by Applicable Law, at Operator's cost and expense.

               11.1.1.2 Automobile Liability

                                       31

                             Operation and Maintenance Agreement - Ormesa Plants

                    At Operator's cost and expense, automobile liability
insurance covering bodily injury and property damage, for hired, owned and non-owned vehicles.

               11.1.1.3 Comprehensive General Liability

                    At Owner's cost and expense, comprehensive general liability insurance covering personal injury (including bodily injury and death) and property damage to third parties and covering liability for damage to property of third parties in the care, custody and control of Owner, Operator and/or their respective employees in connection with operations at the Plants and Wells with a combined single limit of not less than $1,000,000 (One Million USD) per occurrence and $5,000,000 (Five Million USD) annual aggregate for bodily injury and property damage.

          11.1.2 Owner shall be listed as an additional insured on all policies listed in Section 11.1.1 above, and such policy provisions shall provide that
Owner be given 60 (sixty) days (10 (ten) days in the case of non-payment of premiums) written notice from the insurance company of policy cancellation(s), modifications or terminations.

          11.1.3 The obligation to carry the insurance required by this Section
11.1 shall not limit or modify in any way other obligations assumed by Operator under this Agreement. Owner shall not be under any duty to examine policies, certificates or other evidence of Operator's insurance, or to advise Operator in the event that Operator's insurance is not in compliance with this Agreement.

     11.2 Independent Contractor's Coverage

          Each of the Parties shall require all of its independent consultants, contractors and subcontractors to obtain, maintain and keep in force during the time in which they are engaged in

                                       32

                             Operation and Maintenance Agreement - Ormesa Plants

performing services in connection with the Plants and Wells reasonably adequate insurance coverage in accordance with prudent industry practice and reasonably acceptable to the other Party and furnish such other Party with acceptable evidence of such insurance upon its request. Neither Party shall have responsibility for payment of premiums and claims with respect to the insurance of the other Party's independent consultants, contractors and subcontractors.

     11.4 Certificates: Proof of Insurance

          On or before the required date for the insurance to be provided hereunder, each Party shall furnish certificates of insurance to the other Party evidencing the insurance required of such Party pursuant to this Agreement.

SECTION 12 - ASSIGNMENT

     12.1 Assignment by Operator

          This Agreement may not be assigned by Operator without the prior written consent of Owner, and such consent shall not be unreasonably withheld or delayed. In the case of assignment to an Affiliate of Operator, such consent shall not be required.

     12.2 Assignment by Owner

          This Agreement may not be assigned by Owner without the prior written consent of Operator, which consent shall not be unreasonably withheld or delayed; provided, however, that Owner may collaterally assign its rights under this Agreement to the Lender(s) without Operator's prior consent. Operator agrees to execute a consent to such assignment and such other documents as may reasonably be requested by Owner and the Lender(s) in connection with such

                                       33

                             Operation and Maintenance Agreement - Ormesa Plants

assignment. Operator further agrees that such consent to assignment will contain a requirement to provide notice to the Lenders and to permit reasonable cure periods on the part of the Lenders for Owner default under this Agreement.

                                       34

                             Operation and Maintenance Agreement - Ormesa Plants

SECTION 13 - REPRESENTATIONS, WARRANTIES AND FURTHER COVENANTS

     13.1 Representations by Operator

          Operator represents and warrants to Owner as follows:

          13.1.1 Organization

               Operator is a corporation duly established, validly existing and in good standing under the laws of the State of Delaware, USA, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary action and will not violate any provisions of any Applicable
Law, its organizational documents, or any indenture, agreement or instrument to which it is party or by which it or any of its property may be bound or affected. This Agreement has been duly executed and delivered by Operator and constitutes a legal, valid and binding obligation of Operator, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, from time to time in effect, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          13.1.2 No Violation of Law

               Operator is not in violation of any Applicable Law including, without limitation, the U.S. Foreign Corrupt Practices Act, or of a judgment entered by any governmental authority, which violations, individually or in the aggregate, would affect Operator's performance of its obligations under this
Agreement.

                                       35

                             Operation and Maintenance Agreement - Ormesa Plants

          13.1.3 Litigation

               Operator is not a party to any legal, administrative, arbitral, investigatorial or other proceeding or controversy pending, or, to the best of
Operator's knowledge, threatened, that would adversely affect Operator's ability to perform under this Agreement.

          13.1.4 Qualifications

               Operator has: (i) examined the Power Purchase Agreements, the
Plant Connection Agreements and this Agreement thoroughly and become familiar with their terms; (ii) proper qualifications to perform the Work hereunder; and
(iii) carefully reviewed all documents, plans, drawings and other information, including Applicable Law, that it deems necessary regarding the Plants and Wells and its performance of the Work hereunder that are available as of the date hereof.

          13.1.5 Acceptance of Plants

               Operator acknowledges that it has become familiar with the proposed components and characteristics of the Plants and Wells to the extent deemed necessary by it, and that, in its opinion the components and characteristics of the Plants and Wells are sufficient for the performance of its obligations hereunder.

     13.2 Representations by Owner

          Owner represents and warrants to Operator as follows:

          13.2.1 Organization

               Owner is a limited liability company duly organized, validly existing and

                                       36

                             Operation and Maintenance Agreement - Ormesa Plants

in good standing under the laws of the State of Delaware, USA, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary action and will not violate any provisions of any Applicable
Law, its organizational documents, or any indenture, agreement or instrument to which it is party or by which it or any of its property may be bound or affected. This Agreement has been duly executed and delivered by Owner, and constitutes a legal, valid and binding obligation of Owner, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, from time to time in effect, and by general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law).

          13.2.2 No Violation of Law

               Owner is not in violation of any Applicable Law, including, without limitation, the U.S. Foreign Corrupt Practices Act or of a judgment entered by any governmental authority, which violations, individually or in the aggregate, would affect Owner's performance of its obligations under this
Agreement.

          13.2.3 Litigation

               Owner is not a party to any legal, administrative, arbitral, investigatorial or other proceeding or controversy pending, or, to the best of
Owner's knowledge, threatened, that would adversely affect Owner's ability to perform under this Agreement.

SECTION 14 - SUBCONTRACTORS

     Operator may enter into subcontracts for the performance of the Work and shall be solely responsible for the management and satisfactory performance of all of its subcontractors. The issuance of any subcontract shall not relieve
Operator from any of its obligations under this

                                       37

                             Operation and Maintenance Agreement - Ormesa Plants

Agreement.

     Owner will have the right to require Operator to remove or replace any subcontractor whose performance is disrupting or is likely to disrupt proper operation of the Plants or Wells.

SECTION 15- MISCELLANEOUS

     15.1 Dispute Resolution

          The competent courts of the State of California, USA, shall have exclusive jurisdiction with respect to any and all disputes arising out of or in connection with this Agreement.

     15.2 Independent Contractor

          Except as otherwise provided herein Operator shall at all times be deemed an independent contractor.

     15.3 Severability

          The invalidity, in whole or in part, of any of the foregoing Sections or paragraphs of this Agreement will not affect the validity of the remainder of such Sections or paragraphs.

     15.4 Entire Agreement

          This Agreement, including Exhibits and all amendments thereto contain the complete agreement between Owner and Operator with respect to the matters contained herein and supersedes all prior and contemporaneous agreements and understandings, whether written

                                       38

                             Operation and Maintenance Agreement - Ormesa Plants

or oral, with respect to the matters contained herein.

     15.5 Amendment

          No modification, amendment, or other change will be binding on any
Party unless consented to in writing by both Parties.

     15.6 Governing Law

          This Agreement shall be governed by the laws of the State of
California, USA, without regard to the conflict of laws principles thereof that may direct the application of the law of another jurisdiction.

     15.7 Notices

          All notices required or provided for in this Agreement shall be in writing and shall be delivered by hand; or sent by a recognized overnight mail or courier service with delivery receipt requested; or sent by facsimile transfer and acknowledged by recipient; as follows:

          If to Owner:    ORMESA, LLC
                          980 Greg Street
                          Sparks, NV 89431-6039
                          Facsimile: (775) 356-9039

                          Attention: President

          If to Operator: Ormat Nevada, Inc.
                          980 Greg Street
                          Sparks, NV 89431-6039
                          Facsimile: (775) 356-9039

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                             Operation and Maintenance Agreement - Ormesa Plants

                          Attention: President

          Notices shall be effective when received by the Party to whom addressed.

     15.8 Additional Documents and Actions

          Each Party agrees to execute and deliver to the other such additional documents, and take such additional actions, as may be reasonably required by the other to effect the purposes and intent of this Agreement.

     15.9 Waiver

          Failure by either Party to exercise any of its rights under this
Agreement shall not constitute a waiver of such rights. Neither Party shall be deemed to have waived any right resulting from any failure to perform by the other unless it has made such waiver specifically in writing.

     15.10 Captions

          The captions contained in this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

     15.11 Counterparts

          This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.

     15.12 Confidentiality of Information

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                             Operation and Maintenance Agreement - Ormesa Plants

          15.12.1 Each Party agrees, for itself and its Affiliates and their directors, officers, employees and representatives, to keep confidential and not make any unauthorized use of any confidential or proprietary information of the other Party disclosed to such Party in and during the performance of this
Agreement, including documents, specifications, formulae, evaluations, methods, processes, technical descriptions, reports and other data, records and information (hereinafter the "Confidential Information").

          15.12.2 Confidential Information shall be identified in writing by the disclosing Party, or if it is orally disclosed, the confidentiality thereof shall be confirmed in writing by the disclosing Party promptly after such oral disclosure. In any event, no disclosure shall be deemed to be Confidential
Information if such information:

               (a) Was known by the recipient prior to the disclosure thereof by the disclosing Party;

               (b) Is, or shall become, other than by an act of the recipient, generally available to the public;

               (c) Is lawfully made available to the recipient by a third party in good faith;

               (d) Is required by law or governmental authority to be disclosed to any person who is authorized by law to receive the same; provided, that to the extent permitted by law and practical under the circumstances, the disclosing party gives notice to the other party of the impending disclosure and the opportunity to contest such disclosure in an appropriate proceeding.

          15.12.3 Each Party agrees that it will make available the other
Party's

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                             Operation and Maintenance Agreement - Ormesa Plants

Confidential Information only on a "need to know" basis and that all persons to whom such Confidential Information is made available will be made aware of the strictly confidential nature of such Confidential Information.

          15.12.4 Notwithstanding the foregoing, Confidential Information may be disclosed to any Lender and any Lender's advisors or potential lender in connection with financing, refinancing, proposed financing or proposed refinancing for the Plants as long as such lender or potential lender or advisor complies with the provisions of this Section 15.12.

     15.13 No Third Party Beneficiaries

          This Agreement is intended solely for the benefit of the Parties hereto. Nothing in this Agreement shall be construed to create any duty to, standard of care with reference to, any liability to, or any right of suit or action in, any person or other legal entity not a party to this Agreement.

     15.14 Non-Recourse

          Neither Party shall have recourse hereunder, and no claim shall be made, against any partner, shareholder, director, officer or other Affiliate of the other Party, in such capacity, under this Agreement, and each Party's sole recourse in the event of a breach hereunder by the other Party shall be against the breaching Party's assets, irrespective of any failure to comply with applicable law or any provision of this Agreement. Neither Party shall have any right of subrogation to any claim of the other Party for any equity contributions to such party from any shareholder or partner of such Party. This acknowledgment and agreement are made expressly for the benefit of the partners, shareholders, directors, officers and other Affiliates of the Parties. Nothing containing in this Section 15.14 shall be construed to limit or affect any obligations undertaken by any Affiliate of either Party or any of either Party's or its Affiliates' partners, shareholders, directors or officers pursuant to a separate agreement or instrument.

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                             Operation and Maintenance Agreement - Ormesa Plants

     15.15 Rights to Set-Off

          Each Party shall be entitled to set-off against any amounts owing by it to the other Party under this Agreement any undisputed amounts owing by the other Party to it under this Agreement.

     15.16 Survival of Certain Provisions

          The provisions of Sections 7, 8.4, 9, 13, 15.1, 15.6, 15.12, 15.14 and
15.15 shall survive the termination of this Agreement.

     IN WITNESS WHEREOF the Parties have entered into this Operation and
Maintenance Agreement as of the date first written above.

ORMESA, LLC                              ORMAT NEVADA, INC.

By: /s/ Connie Stechman                  By: /s/ Ran Raviv
    ----------------------------------       -----------------------------------
Name: Connie Stechman                    Name: Ran Raviv
Title: Assistant Secretary               Title: Vice President
       Ormat Funding Corp.
       Sole Member

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                             Operation and Maintenance Agreement - Ormesa Plants

                                     ANNEX A

           LIST OF GEOTHERMAL LEASES, RIGHTS OF WAY AND SITE LICENSES

Bureau of Land Management geothermal leases identified by their Serial Numbers as follows:

Lease CACA-25081
Lease CACA-6219
Lease CACA-6218
Sublease CACA-6218
Lease CACA-6217
Lease CACA-966
Lease CACA-964
Lease CACA-1903
Lease CACA-17568

Bureau of Land Management Rights of Way identified by their Serial Numbers as follows:

Right of Way (access road - used to gain access to and from the Plants)
CACA-17188
Right of Way (access road - used to gain access to and from the Plants)
CACA-20267
Right of Way (access road - used to gain access to and from the Plants)
CACA-22562
Right of Way (access road - used to gain access to and from the Plants)
CACA-25544
Right of Way (access road - used to gain access to and from the Plants)
CACA-26355
Right of Way (transmission line - used for delivery of power) CACA-22567
Right of Way (transmission line - used for delivery of power) CACA-25633
Right of Way (transmission line - used for delivery of power) CACA-26356
Right of Way (piping (used to carry fluids to and from the Plants) and pumping stations (used to assist the injection process)) CACA-25634
Right of Way (piping (used to carry fluids to and from the Plants) and pumping stations (used to

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                             Operation and Maintenance Agreement - Ormesa Plants

assist the injection process)) CACA-26346

Bureau of Land Management Site Licenses for building and operating the Plants:

Ormesa I Plant Site License
Ormesa II Plant Site License
Ormesa IE Plant Site License
Ormesa IH Plant Site License
Gem 2 Plant Site License
Gem 3 Plant Site License

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